Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of the report of Caturano and Company, P.C., dated March 12, 2010 relating to the financial statements for Pro-Pharmaceuticals, Inc. as of and for the years ended December 31, 2009 and 2008 and for the period from inception (July 10, 2000) to December 31, 2009 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the substantial doubt about the Company’s ability to continue as a going concern and the change in the manner in which the Company accounts for certain warrants) in, and to all references to our Firm included in or made a part of, this Post-Effective Amendment No. 3 on Form S-1 to Form S-3 (Registration Nos. 333-150898 and 333-148911).

/s/ Caturano and Company, P.C.

April 9, 2010